EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Press Contact and Investor Contact: Douglas W. McMinn 703/934-3655

KAISER GROUP HOLDINGS ANNOUNCES
AGREEMENT IN PRINCIPLE TO SETTLE CLASS CLAIM

FAIRFAX, VA September 16, 2005 - Kaiser Group Holdings, Inc. (Pink Sheets:  KGHI) announced today that it has filed a motion with the United States Court of Appeals for the Third Circuit seeking to stay Kaiser’s appeal of the order of the United States Bankruptcy Court for the District of Delaware granting the motion of a class comprised of former holders of shares of ICT Spectrum Constructors, Inc. to compel Kaiser to issue an additional 247,350 shares of common stock to the class members.  The litigation pertained to a 1998 transaction in which ICT merged into a subsidiary of Kaiser’s predecessor company, Kaiser Group International, Inc.  Kaiser filed the motion after reaching an agreement in principle with the class representatives that would result in, among other things, the distribution of 175,000 newly issued and 15,625 previously issued shares of Kaiser’s common stock to the class members.  In addition, Kaiser has agreed to postpone the deregistration of its common stock and to refrain from the issuance of any dividend on Kaiser’s common stock or any common stock dividend on Kaiser’s preferred stock pending implementation of the terms of the settlement.  The agreement in principle is subject to the negotiation of definitive documentation and Bankruptcy Court approval.  Kaiser currently anticipates that the shares will be issued and distributed by the end of the first quarter of 2006.

This release contains, and Kaiser’s periodic filings with the Securities and Exchange Commission and written or oral statements made by Kaiser’s officers and directors to press, potential investors, securities analysts and others, may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are not historical facts, but rather are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee” or other words or phrases of similar import.  Similarly, statements that describe or contain information related to matters such as Kaiser’s intent, belief, or expectation with respect to financial performance, claims resolution, cash availability, stock redemption plans, contract awards and performance, potential acquisitions and joint ventures, and cost-cutting measures are forward-looking statements.  These forward-looking statements often reflect a number of assumptions and involve known and unknown risks, uncertainties and other factors that could cause Kaiser’s actual results to differ materially from those currently anticipated in these forward-looking statements.  In light of these risks and uncertainties, the forward-looking events might or might not occur.